NEWS

For:		From:
Ladish Co., Inc. 5481 South Packard Avenue Cudahy, WI 53110		Libby Communications 95 Pin Pack Road Ridgefield, CT 06877
Contact:	Wayne E. Larsen 414-747-2935 414-747-2890 Fax	Contact:	William J. Libby 203-431-8480 203-431-6132 Fax

Release date: 21 July 2005

LADISH REPORTS SALES OF $66.5 MILLION AND NET INCOME OF $4.6 MILLION
FOR 2ND QUARTER 2005

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2005 second quarter sales of $66.5 million, a 24.9% improvement over $53.3 million of sales in the second quarter of 2004. The Company had a net income of $4.63 million, resulting in diluted earnings per share of $0.33 for the second quarter of 2005 versus net income of $2.18 million and $0.17 per share in the same period of 2004. First half 2005 sales of $131.6 million reflect a 26.6% growth over 2004, with $7.29 million of net income, $0.53 per share, in contrast to $1.75 million of net income, $0.13 per share, in 2004.

Ladish will host a conference call on Monday, July 25, 2005 at 9:00 a.m. EDT to discuss the second quarter performance for 2005. The telephone number to call to participate in the conference call is (877) 236-1078.

	For the Three Months Ended June 30		For the Six Months Ended June 30
(Dollars in thousands, except earnings per share)	2005	2004	2005	2004
Net sales	$66,533	$53,279	$131,627	$103,995
Cost of goods	56,591	47,558	114,422	95,904

Gross profit	9,942	5,721	17,205	8,091
SG&A	1,961	2,142	4,545	4,500

Operating income	7,981	3,579	12,660	3,591
Interest expense & other	448	512	909	1,122

Pretax income	7,533	3,067	11,751	2,469
Taxes	2,903	889	4,463	716

Net income	$4,630	$2,178	$7,288	$1,753

Basic earnings per share	$0.34	$0.17	$0.53	$0.13
Basic weighted average shares outstanding	13,699,847	13,025,356	13,688,280	13,024,380
Diluted earnings per share	$0.33	$0.17	$0.53	$0.13
Diluted weighted average shares outstanding	13,831,563	13,126,107	13,830,209	13,111,140

more

NEWS

(Dollars in thousands)	June 30 2005	December 31 2004
Cash	$1,466	$2,744
Accounts receivable	49,560	41,729
Inventory	63,368	51,810
Net PP&E	83,759	84,500
Other	41,921	42,604

Total Assets	$240,074	$223,387

Accounts payable	$29,615	$24,231
Accrued liabilities	9,294	7,597
Senior bank debt	1,400	--
Senior notes	24,000	24,000
Pensions	9,477	7,366
Postretirement benefits	36,626	37,769
Stockholders' equity	129,662	122,424

Total Liabilities and Equity	$240,074	$223,387

“The 24.9% sales increase in the second quarter of 2005 compared to the same period of 2004 is due to the continuing improvement of the aerospace industry and the growing demand of the industrial market with customers such as Caterpillar,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes, product mix, favorable by-product sales and continued focus on cost reductions, the Company’s operations improved in the second quarter of 2005 as gross margins were 14.9% in contrast to 10.7% in the second quarter of 2004.”

Looking forward to the remainder of 2005, Woody remarked, “We remain optimistic that the aerospace recovery is sustainable. Our backlog continues to grow and reached $377 million at the end of the second quarter of 2005 in contrast to $239 million at the same date in 2004. As the recovery of our industry continues we will seek opportunities to capitalize on this upturn to grow our business and better position our company for the future. All three operating units of Ladish are experiencing an upturn in business and profitability. While we are enjoying this positive trend, our established cost reduction programs remain focused at improving the profitability of the business and enhancing our cash position while serving the needs of our customers.”

Ladish also announced that it has restructured its senior financing with the same syndicate of Lenders. The previous facility was doubled in size to $50 million and is now made up of a $35 million revolving loan and a $15 million term note. Wayne E. Larsen, Ladish Vice President Law/Finance, noted, “We are pleased to be able to capitalize on the financial strength of Ladish to structure this new credit facility. We intend to utilize this credit facility to support the continued growth of Ladish both internally and externally.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

# # # #